FOR IMMEDIATE RELEASE

         GLENGARRY HOLDINGS PROVIDES INFORMATION ON BERMUDIAN DIRECTORS

Hamilton, Bermuda, February 15, 2001 - Glengarry Holdings Limited (OTCBB:GLEN) provided details on the background of the three Bermudian board members appointed to the board to assure proper management consistent with international tax provisions.

Roderick Forrest, Chairman, (34), is a corporate attorney practicing in Bermuda with Wakefield Quin (formerly M.L.H. Quin & Co.), the Company's Bermuda counsel, where he is a Senior Associate. Mr. Forrest qualified as a solicitor in Scotland in 1990 with Gray Muirhead WS in Edinburgh. In 1990 he joined the Legal Services Division of the Bank of Scotland mainly working in the Recoveries Section supervising the Bank's interests in corporate insolvencies and advising on refinancing and capital restructuring. In 1996 he joined M.L.H. Quin & Co. practicing company and commercial law, on matters including mutual funds, limited partnerships, banking, finance and trusts. Mr. Forrest currently olds directorships with a number of international companies. He is a member of the Law Society of Scotland and the Bermuda Bar Association.

William Bolland, Vice President and Director, (49), has served as Chief Executive Officer for Fairway Management (Bermuda) Ltd., since June 1993. Fairway Management provides professional management to a broad range of international and Bermudian clients including Glengarry Holdings. Mr. Bolland, who holds a professional qualification from Chartered Institute of Public Finance and Accounting since 1976, has held various positions at Fairway in Bermuda and the United Kingdom including Managing Director and Director of Financing during the past 18 years.

Robert J. Mason, Director, (37), has served as Executive Officer, Accounting and Information Systems for Fairway Management (Bermuda) Ltd. since 1994 and has been associated with Fairway in various accounting and administrative positions since 1988. Mr. Mason is a Certified Management Accountant and is the current President of the Society of Management Accountants - Bermuda.

In addition, David Caney and Jacqueline Antin, who served as directors of Endless Youth Products, Inc., which is now a subsidiary of Glengarry, have been appointed to the board of Glengarry as its President and Chief Financial Officer, respectively.